INVESTMENT MANAGERS SERIES TRUST

OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of March 31, 2010 by and between INVESTMENT MANAGERS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (the “Fund”), a series of the Trust, and the Advisor of the Fund, PEAK6 ADVISORS LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated as of March 31, 2010 (the “Investment Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1.      Limit on Operating Expenses.  The Advisor hereby agrees to limit the Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average annual net assets, to the amounts listed in Appendix A (the “Annual Limit”) with respect to the Fund.  In the event that, on a rolling and aggregate basis for any fiscal year, the current Operating Expenses for the Fund, as accrued each month, exceed the Fund’s Annual Limit, the Advisor will pay to the Fund, on a monthly basis, such aggregate excess expense, taking into account amounts previously paid or waived by the Advisor, within 30 days of being notified (which notice shall be in writing and shall include documentation establishing the amount of the Fund’s Operating Expenses) that an excess expense payment is due.  Such payment may be made through a waiver of all or a portion of the Advisor’s investment advisory fee

2.      Definition.  For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund is defined to include all expenses necessary and appropriate for the operation of the Fund, including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, acquired fund fees and expenses (as determined in accordance with Form N-1A) and expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

3.      Reimbursement of Fees and Expenses.  Any payments to the Fund, or waiver of all or a portion of the Advisor’s investment advisory fee, by the Advisor pursuant to this Agreement are subject to reimbursement by the Fund to the Advisor, if on an aggregate basis for any fiscal year, the current Operating Expenses for the Fund, as accrued each month, are less than the lesser of (a) the Fund’s Annual Limit, and (b) any annual expense limitation in place at the time of such fee waiver or expense reimbursement by the Advisor (a "Prior Annual Limit").  Reimbursement will be made in an amount equal to the difference between (x) the lesser of the Annual Limit and the Prior Annual Limit, and (y) the aggregate current Operating Expenses for the applicable fiscal year, but in no case will the reimbursement amount exceed the total amount of payments (which shall be deemed to include any waived portion of the Advisor’s investment advisory fee) made by the Advisor pursuant to this Agreement nor will the reimbursement amount include any amounts previously reimbursed.  No reimbursement will cause the total Operating Expenses paid by the Fund to exceed the Annual Limit for that Fund and such reimbursement may not be paid prior to the Fund’s payment of current Operating Expenses.  The Advisor will be entitled to (but may waive) reimbursement for payments made to the Fund pursuant to this Agreement for a period of three (3) years from the date of the payment or waiver.  Notwithstanding anything to the contrary herein, the provisions of this Paragraph 3 shall survive the termination of this Agreement, provided that the Investment Advisory Agreement has not been terminated.  In such event, the Annual Limits for purposes of this Paragraph 3 shall continue to be the amounts listed in Appendix A.

4.      Term.  This Agreement shall become effective on the date specified herein and shall remain in effect for a period of one year, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5.      Termination.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Advisor.  This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld.  This Agreement will automatically terminate, with respect to the Fund listed in Appendix A, if the Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for that Fund.

6.      Assignment; Amendment.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.  This Agreement may only be amended, modified, waived or supplemented by an instrument in writing executed by each of the parties hereto.

7.      Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

9.           Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Advisor to:

PEAK6 Advisors LLC
c/o PEAK6 Investments, L.P.
141 W. Jackson Blvd, Suite 500
Chicago, Illinois 60604
Telephone: (312) [______]
Facsimile: (312)  [______]
Attention:  Stacey Riddell

with a copy (which shall not constitute effective notice) to:

PEAK6 Advisors LLC
c/o PEAK6 Investments, L.P.
141 W. Jackson Blvd, Suite 500
Chicago, Illinois 60604
Telephone: (312) 362-4364
Facsimile: (312) 362-2470
Attention:  Chief Legal Officer

If to Trust or the Fund to:

Name: PEAK6 Plus Fund
Address: 803 W. Michigan Street
City, State ZIP:  Milwaukee, WI 50323
Attention: President
Fax No.: 414-232-2768
Phone No.: 414-299-2299

With a copy to:

Bingham McCutchen LLP
Address:  355 South Grand Avenue
City, State ZIP:  Los Angeles, CA 90071-3106
Attn:  Michael Glazer, Esq.
Fax No.:  213.680.6499
Phone No.:  213-680-6646

or to such other address as such party may indicate by a notice delivered to the other party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST	PEAK6 ADVISORS LLC

By:	By:
Print Name:	Print Name:
Title:	Title:

Appendix A

Fund	Operating Expense Limit

PEAK6 Plus Fund	1.75%